CONFIDENTIAL SETTLEMENT AGREEMENT, RELEASE AND COVENANT NOT TO SUE

This Confidential Settlement Agreement, Release and Covenant Not to Sue ("Agreement") is entered into this 28th day of September 2010, by and among Americas Energy Company-AECo and Evans Coal Corp. ("the Company"), on the one hand, and Mrs. Barbara Evans and A.Y. Evans, Jr.

("Evans") on the other hand.

I.	RECITALS

A	WHEREAS, on or about August 1, 2009, Company entered into a Purchase Agreement with

Evans (the "Agreement");

B. WHEREAS, after the Purchase Agreement was executed on or about February 5, 2010, the Company acquired the stock of Evans; and

C.	WHEREAS, the parties desire to modify the agreements;

II.	AGREEMENT

NOW, THEREFORE, the parties mutually agree as follows:

1. Consideration. The Company shall contemporaneously with the execution of this Agreement:

A Initiate a production payment commencing on September 1, 2010, of$2.00 per clean ton on existing Evaus Coal Corp leases excluding the Cardinal Lease, (payable $1 each to Barbara Evans and A. Y. Evans, Jr. and or their heirs).

B. Mr. A Y. Evans, Jr. and or his heirs shall additionally be paid $1 per clean ton on the Cardinal lease.

C.	Execute and deliver to Evans a signed original of this Agreement.

D.	Prepare and Record a Memorandum of Lease on each of the existing Evans Coal Corp. leases

specifYing the royalties described above in Section's 1.A. and 1.B., and the same shall remain in effect for the life of the leases or any extensions and/or modifications thereof

E. Deliver a General Warranty Bill of Sale free and clear of all liens to A Y. Evans, Jr. for the six pieces of equipment listed in the attached Bill of Sale. The basis for the sales price of the equipment shall be the reclamation activities set out below to be conducted by A Y. Evans, Jr.

F. Cause all the interest in the attached CD's at First State Bank to be paid to Barbara Evans commencing September 1, 2010.

G. The production payments called for herein shall be secured by the leases and permits of Evans Coal Corp. as originally secured.

2. Consideration. Evans shall:

A. Execute and deliver to the Company a signed original of this Agreement.

B. Accept the single sum of $2.00 per clean ton on existing Evans Coal Corp. leases excluding the Cardinal lease, (payable $1 each to Barbara Evans and A.Y. Evans and/or their heirs) as the sole monetary consideration for the execution of this Agreement and the release herein. Said production payment shall commence on September 1,2010.

C. All outstanding certificates of deposit held in the name of Evans Coal Corp. on the existing Evans Coal Corp. permits and the accompanying reclamation bonds shall remain in place until the reclamation has been completed and releases obtained as to each permit. The principal of the CD's may be used to secure in the future new Evans Coal Corp. permits on Evans Coal leases. All certificates of deposit held in individual names shall be returned to those individuals upon Evans' completion of required reclamation work and release of those reclamation bonds by KY OSMRE.

D. Execute and deliver to the Company a Release from Mr. A.Y. Evans Jr. for his finder's fees agreement similar to Exhibit "_" attached hereto.

E. A.Y. Evans, Jr. shall complete to Phase I standards the Rocky Branch, Darby and Kellioka, Kentucky permits reclamation and remove the designated five ponds numbered __ on the Harlan seam level permits.

F. Evans forgives and releases the Company from all sums unpaid by the Company prior to September 1,2010.

G.	Release the Company from paying a minimum sum of production payments.

H.	Upon the release of all CD's at First State Bank, Pineville, Kentucky to Evans, release any and all liens upon the equipment of the Company Evans may have.

I. The $25,000,000.00 promissory note shall be considered paid.

3. Release of Claims.

A. Conditioned upon receipt of the consideration set forth in Section 2 hereof, the Company, on behalf of itself and on behalf of its affiliates, subsidiaries, officers, directors, employees, sales personnel, agents, attorneys, accountants, insurers, representatives, successors and assigns, hereby releases and forever discharges Evans and past and present affiliates, subsidiaries, officers, directors, partners, principals, employees, attorneys, insurers, agents, servants, successors, heirs and assigns ("the Released Parties"), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company has, had or claims to have against any or all of the Released Parties, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to the Reference Documents listed.

4. Covenants.

A. Company covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the Released Parties, or any of them, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to

Section 3 of this Agreement.

B. The terms of this Agreement, and the very existence of this Agreement itself, shall remain strictly confidential. Each signatory to this Agreement individually covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as may be required by a party's accountants or insurers, or by order of a court of competent jurisdiction. Each signatory further covenants that he or it will be personally liable for any and all damages that may be caused to any other party by their unauthorized disclosure of any of the terms of this Agreement.

5. Agreement Not an Admission of Liability. The parties hereto agree and acknowledgment that this Agreement is a compromise settlement of each party's disputed claims, and that the sums and covenants given in consideration of this Agreement, as well as the execution of this Agreement, shall not be construed to be an admission of liability on the part of any party with respect to the disputed matters set forth above.

6. Parties to Bear Own Costs and Attorneys' Fees. Each party to this Agreement will bear its own costs, expenses, and claims to interest and attorneys' fees, whether taxable or otherwise, incurred in or arising out of, or in any way connected with the matters which are referenced or covered in the mutual releases referenced above or which were otherwise related to the subject of this Agreement.

7. Entire Agreement. This Agreement represents and contains the entire agreement and understsnding among the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter shall be relied upon by the parties except those contained herein. This Agreement may not be amended or modified except by an agreement signed by the party against whom enforcement of any modification or amendment is sought.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

9. Attorneys' Fees. In the event litigation is necessary to enforce a provision or provisions of this Agreement, all costs, expenses and reasonable attorneys' fees, whether taxable or not, shall be paid by the non-prevailing party or parties to the prevailing party or parties.

10. No Assignment. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Agreement.

11. Heirs, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties' respective legal heirs, successors and assigns.

12. Severability. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

For: Americas Energy Company-AECo

/s/Christopher L. Headrick

By: Christopher L. Headrick, President & CEO Dated: 09/29/2010

For: Evans Coal Corp.

/s/John Gargis

By: John Gargis, President Dated: 09/28/2010

/s/Barbara Evans By: Barbara Evans Dated: 09/28/2010 /s/ A.Y. Evans, Jr. By: A.Y. Evans, Jr. Dated: 09/28/2010